POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Stephen S. Francis and John Finegan and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title(s)	Date
Stephen S. Francis	President, Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2002
John Finegan	Vice President of Finance, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 28, 2002
Kimra D. Hawley	Chairman of The Board	March 28, 2002
Thomas T. van Overbeek	Director	March 28, 2002
Daniel D. Tompkins	Director	March 28, 2002
Bruce Silver	Director	March 28 2002
Patrick Edsell	Director	March 28, 2002